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                                                                    EXHIBIT 3.21

                        RIGHT OF FIRST REFUSAL AGREEMENT

      THIS AGREEMENT made the l5th day of April, 1999,

BETWEEN:

            KATHERINE KAN,
            of the City of Vaughan, in the Regional Municipality of York

            (hereinafter called "Katherine"),

            ALRAE INVESTMENTS INC.,
            a corporation incorporated under the laws of the Province of Ontario

            (hereinafter called "Alrae")

            (Katherine and Alrae being hereinafter collectively called the "Vendors")

                                                              OF THE FIRST PART,

            - and -

            INTERNATIONAL MENU SOLUTIONS INC.,
            a corporation incorporated under the laws of the Province of Ontario

            (hereinafter called the "Purchaser")

                                                             OF THE SECOND PART,

            - and -

            INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada

            (hereinafter called "IMSC")

                                                              OF THE THIRD PART,
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RECITALS:

A. The Vendors, Roynat Inc., the Purchaser and IMSC have entered into a Share Purchase Agreement dated April 15th, 1999 (the "Purchase Agreement") with respect to the acquisition of all of the issued and outstanding shares in the capital of 1188980 Ontario Ltd.

B. As part of the purchase price for such acquisition, the Purchaser has issued to the Vendors Class X Shares (the "Class X Shares") in the capital of the Purchaser and Class N Shares (the "Class N Shares) in the capital of IMSC which Class X Shares and Class N Shares are exchangeable for common shares in the capital of IMSC (the "IMSC Common Shares") on the basis of 1 IMSC Common Share being issued in exchange for 1 Class X Share and 1 Class N Share.

C. The Class X Shares, the Class N Shares and the IMSC Common Shares and any shares or securities into which such shares may be convened or changed or which result from a consolidation, subdivision, reclassification or redesignation of such shares, any shares or securities which are received on such shares as a stock dividend or distribution payable in shares or securities of the Purchaser or IMSC and any shares or securities which may be received by the parties hereto on such shares as a result of an amalgamation, merger, arrangement or other reorganization of or including the Purchaser or IMSC are collectively referred to herein as the "Subject Shares".

D. It is a condition of the Purchase Agreement that the Vendors enter into this Right of First Refusal Agreement with the Purchaser and IMSC on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the sum of $10.00 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), the parties agree as follows:

1. Definition of Transfer

For the purposes of this Right of First Refusal Agreement, "Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing but shall not include any Transfer:

(a) to any member of the transferring Vendor's Family and such transferee enters into such agreement as the Purchaser may reasonably require to evidence that the transferee shall be bound by the provisions of this Agreement provided that the transferor shall not be released from its obligations hereunder;

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Purchaser in Toronto, Ontario at 2:00 p.m., Toronto time, on the date which is ten (10) days after the date on which the Offer is accepted by the Offeree unless such date in not a business day in both Toronto, Ontario and Nevada (a "Business Day") in which case the closing will occur on the next Business Day.

5. Right of First Refusal

If the Offerees reject or fail to accept the Offer within the required time, then the Offeror will be entitled to try to solicit an offer to purchase the Offered Shares on the terms and conditions contained in the Offer. If the Offeror solicits an offer to purchase the Offered Shares on the terms contained in the Offer, the Offeror will give the Offerees written notice of the offer and the Offerees shall then have a period of forty-eight (48) hours (excluding Saturdays, Sundays and Statutory Holidays in Toronto, Ontario) following receipt (or deemed receipt) of such notice to accept the Offer, to be accepted by notice in writing to the Offeror given within such forty-eight (48) hour (excluding Saturdays, Sundays and Statutory Holidays in Toronto, Ontario) period. If the Offerees accept such Offer within the required time period, then such acceptance shall constitute a binding agreement pursuant to which the Offeror has agreed to sell and the Offeree or the Designated Purchaser, as applicable, has agreed to purchase the Offered Shares upon the terms and conditions contained in the Offer. The closing will take place at the offices of IMSI in Toronto, Ontario at 2:00 p.m., Toronto time, on the date which is ten (10) days after the date on which the Offer is accepted by the Offeree unless such date in not a Business Day in which case the closing will occur on the next Business Day. If the Offeree fails to accept the Offer within the required time, then, subject to section 6 hereof, the Offeror will be entitled to sell the Offered Shares on the terms and conditions contained in the Offer to the third party from which it has solicited the offer to purchase the Offered Shares. Before consenting (only if such consent is required) to the transfer of the Offered Shares, the board of directors of the Purchaser and/or IMSC, as applicable, will be entitled to require proof that the sale took place on the terms contained in the Offer and the directors of the Purchaser and/or IMSC, as applicable, will refuse to permit the recording of the transfer of any of the Offered Shares which may have been sold otherwise than in accordance with the provisions of the this Right of First Refusal Agreement.

6. Completion Within 90 Days

If a sale of the Offered Shares pursuant to the Offer is not completed in accordance with this Agreement within ninety (90) days from the giving of the Selling Notice to the Offerees, no sale of the Purchased Shares may be made without the Offeror again complying with the terms of this Section 3 through 5 hereof.

7. Take-Over Bids

Notwithstanding anything else herein contained, in the event of a take-over bid (such term has here and hereinafter the meaning ascribed in the Securities Act (Ontario)), all time periods contained in this Agreement shall be abridged and reduced such that, if the Offerors have not offered to acquire and have not taken-up and paid for the Subject Shares within five (5) days of
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the date of expiry of the take-over bid, the Vendors shall be free to tender their Subject Shares or any of them to the bid without restriction hereunder.

8. Further Assurances

Each party to this Right of First Refusal Agreement covenants and agrees that, from time to time subsequent to the date hereof, it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to request be executed or done in order to better evidence or perfect or effectuate any provision of this Right of First Refusal Agreement or of any agreement or other document executed pursuant to this Right of First Refusal Agreement or any of the respective obligations intended to be created hereby or thereby.

9. Notices

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i) if to the Vendors:

            Alrae:      50 Renaissance Court
                        Thornhill, Ontario
                        L4J 7W4

            Katherine:  94 Allenvale Drive
                        Aurora, Ontario
                        L46 6P8

                  with a copy to:

                  Fogler, Rubinoff
                  Suite #4400, Royal Trust Tower
                  Toronto-Dominion Centre
                  Toronto, Ontario
                  M4K 1G8
                  Attention: Avi S. Greenspoon:
                  Telecopier No.: (416) 941-8852
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            (ii) if to the Purchaser:

                  International Menu Solutions Inc.
                  350 Creditstone Road
                  Concord, Ontario
                  L4K 3Z2
                  Attention: Michael A. Steele
                  Telecopier No.: (416) 366-6368

                  with a copy to:

                  McCarter Grespan Robson Beynon
                  675 Riverbend Drive
                  Kitchener, Ontario
                  N2K 3S3
                  Attention: Thomas D. Beynon, Q.C.
                  Telecopier No.: (519) 742-1841

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 9.

10. Time of Essence

Time shall be of the essence hereof.

11. Governing Law

This agreement and any agreement to purchase and sell resulting therefrom shall be construed by and governed in accordance with the laws of the Province of Ontario.

12. Assignment

The parties shall not assign their rights in this Agreement without the prior written consent of the Purchaser or IMSI.
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13. Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

14. Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

/s/                                     /s/ Katherine Kan
-----------------------------           ----------------------------------------
         Witness                        Katherine Kan


                                        ALRAE INVESTMENTS INC.

                                        Per: /s/
                                             -----------------------------------

                                        Title:
                                               ---------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        INC.

                                        Per: /s/
                                             -----------------------------------

                                        Title:        President
                                               ---------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        CORPORATION

                                        Per: /s/
                                             -----------------------------------

                                        Title:        President
                                               ---------------------------------